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                               FIRST AMENDMENT TO
                                CUSTODY AGREEMENT

         THIS FIRST AMENDMENT TO CUSTODY AGREEMENT (the "Amendment") is made and entered into as of May 12, 2000 by and between STATE STREET BANK AND TRUST COMPANY ("State Street") and BERGER WORLDWIDE PORTFOLIOS TRUST, a Delaware business trust (the "Fund").

                                   WITNESSETH:

         WHEREAS, Investors Fiduciary Trust Company ("IFTC") and the Fund are parties to that certain Custody Agreement dated as of October 3, 1996 whereby the Fund appointed IFTC as custodian; and

         WHEREAS, IFTC as a wholly owned subsidiary of State Street has been reorganized and the Custody Agreement has been assigned to State Street pursuant to the Assignment, Amendment and Consent dated March 1, 2000;

         WHEREAS, effective May 12, 2000, the Fund has changed its name to Berger Worldwide Portfolios Trust; and

         WHEREAS, the Fund and State Street desire to amend the Custody Agreement upon the following terms and conditions.

         NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Fund and State Street hereby agree that the Agreement is amended as follows:

         1. All references in the Custody Agreement to Berger/BIAM Worldwide Portfolios Trust are hereby changed to Berger Worldwide Portfolios Trust.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.


STATE STREET BANK & TRUST COMPANY


By:
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Name:
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Title:
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BERGER WORLDWIDE PORTFOLIOS TRUST


By:
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Name:
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Title:
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